Filed Pursuant to Rule 433
Registration No. 333-153665
Free Writing Prospectus Dated September 25, 2008
EOG Resources, Inc.
Pricing Term Sheet
Relating to Preliminary Prospectus Supplement dated September 25, 2008
6.125% Senior Notes due 2013

Issuer:	EOG Resources, Inc.
Size:	$400,000,000
Maturity:	October 1, 2013
Coupon:	6.125%
Treasury benchmark:	3.125% Notes due 08/31/2013
Treasury spot:	3.034%
Re-offer spread:	310 bps
Price:	99.961% of face amount
Yield to maturity:	6.134%
Interest Payment Dates:	April 1st and October 1st, commencing April 1, 2009
Redemption Provisions:
Make-whole call	At any time at the greater of (i) 100% or (ii) a
discount rate of Treasury plus 50 basis points
Settlement:	T+3; September 30, 2008
CUSIP:	26875P AB7
Ratings*:	Moody’s: A3 (stable outlook)
S&P: A- (stable outlook)
Bookrunners:	J.P. Morgan Securities Inc.
Banc of America Securities LLC
Citigroup Global Markets Inc.
Co-Managers:	Deutsche Bank Securities Inc.
Lazard Capital Markets LLC
UBS Securities LLC
6.875% Senior Notes due 2018

Issuer:	EOG Resources, Inc.
Size:	$350,000,000
Maturity:	October 1, 2018
Coupon:	6.875%
Treasury benchmark:	4.000% Notes due 08/15/2018
Treasury spot:	3.850%
Re-offer spread:	310 bps
Price:	99.465% of face amount
Yield to maturity:	6.950%
Interest Payment Dates:	April 1st and October 1st, commencing April 1, 2009

Redemption Provisions:
Make-whole call	At any time at the greater of (i) 100% or (ii) a
discount rate of Treasury plus 50 basis points
Settlement:	T+3; September 30, 2008
CUSIP:	26875P AC5
Ratings*:	Moody’s: A3 (stable outlook)
S&P: A- (stable outlook)
Bookrunners:	J.P. Morgan Securities Inc.
Banc of America Securities LLC
Citigroup Global Markets Inc.
Co-Managers:	Deutsche Bank Securities Inc.
Lazard Capital Markets LLC
UBS Securities LLC
*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement referenced above. The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information set forth in the Preliminary Prospectus Supplement.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533, Banc of America Securities LLC toll free at 1-800-294-1322 or Citigroup Global Markets Inc. toll-free at 1-877-858-5407.